Southwestern Energy Second Quarter 2008 Earnings Teleconference

Speakers:

Harold Korell; Chairman and Chief Executive Officer

Steve Mueller; President and Chief Operating Officer

Richard Lane; Executive Vice President and President of the company’s Exploration and Production business

Greg Kerley; Executive Vice President and Chief Financial Officer

Harold Korell – Chairman and Chief Executive Officer

Good morning, and thank you for joining us.  With me today are Steve Mueller, President of Southwestern, Richard Lane, President of our E&P company and Greg Kerley, our Chief Financial Officer.

If you have not received a copy of the press release we announced yesterday regarding our second quarter results, you can call (281) 618-4847 to have a copy faxed to you.  Also, I would like to point out that many of the comments during this teleconference are forward-looking statements that involve risks and uncertainties affecting outcomes, many of which are beyond our control, and are discussed in more detail in the risk factors and forward-looking statements sections of our Annual and Quarterly filings with the Securities and Exchange Commission.  Although we believe the expectations expressed are based on reasonable assumptions, they are not guarantees of future performance and actual results or developments may differ materially.

Well, we have the good fortune to once again report record results this quarter. Our knowledge about how to drill and complete our wells in the Fayetteville Shale continues to improve and evolve, which is leading to higher productivity in our horizontal wells. This is clearly showing up in our production volumes. As of July 1, our gross operated production for the Fayetteville project reached approximately 500 MMcf per day, up from approximately 200 MMcf per day a year ago. We are also seeing good things from our activities in the James Lime play in East Texas and from our conventional Arkoma Basin properties. Adjusting for our improved performance, we have now moved our full-year production guidance to 181 to 185 Bcfe for 2008, which is an increase of approximately 60% compared to last year.

As I mentioned earlier, Steve Mueller who joined us in June is here today and I want to turn the teleconference over to him for more details on our E&P activities and then to Greg for an update on our financial results. Then all four of us will be available for questions afterward.

Steve Mueller – President and Chief Operating Officer

Good morning.  During the 2nd quarter of 2008, we produced 45.1 Bcfe, up 74% from the 2nd quarter of 2007.  Our Fayetteville Shale production was 29.6 Bcf, up significantly from the 10.7 we produced in the 2nd quarter of 2007.  Production from East Texas was 7.9 Bcfe, 6.0 Bcfe from our conventional Arkoma properties, and 1.5 Bcfe from our Permian and Gulf Coast assets.  As a result of our continued strong production performance, we now estimate that our 3rd quarter production will range between 47 and 49 Bcfe, and our 4th quarter will be between 50 and 52 Bcfe.  As Harold said, we expect our full year 2008 production will range from 181 to 185 Bcfe.

In the 1st half of 2008, we invested approximately $739 million in our exploration and production business activities and participated in drilling 343 wells.  Of this amount, approximately $605 million, or 82%, was for drilling wells.

Fayetteville Shale Play

In the 1st half of 2008, we invested approximately $547 MM in our Fayetteville Shale play, including $459 MM to spud 262 wells.  At July 1st, our gross operated production rate reached another milestone of approximately 500 MMcf per day, including approximately 12 MMcf per day from 14 wells producing from conventional reservoirs.  Net production from the Fayetteville Shale in the 1st half of 2008 was 53.2 Bcf, up from 18.9 Bcf in the 1st half of 2007.

During the 2nd quarter of 2008, our typical well had an average completed well cost of $2.8 million, an average lateral of 3,562 feet and an average drill time of 14 days from re-entry to re-entry.  As you may remember, this compares to 16 days to drill a 2,500-foot lateral just a year ago.

During the first half of 2008, we began to test closer perforation cluster spacing in our horizontal wells with positive results. We tested this technique on 38 of our wells during the first two quarters and have seen a 15% to 20% improvement in early production over average initial production of wells on which we did not utilize this technique. We estimate that ultimate recovery on these wells could be improved by a corresponding 15% to 20% and we are currently planning to utilize this technique on all of the wells we plan to drill for the remainder of the year. Associated with this new completion technique and longer laterals, we now expect completed well costs to average approximately $3.0 million per well for the rest of 2008. Also in the second half of 2008, we plan to test the downspacing of wells at and below 80-acre spacing.

New Ventures

In Pennsylvania, we currently have approximately 105,000 net undeveloped acres where we believe the Marcellus Shale is prospective. We have drilled our first two vertical wells in Bradford and Susquehanna Counties, located in the northeastern part of the Commonwealth. We expect to complete and test the wells during the third quarter. We also plan to drill at least two additional test wells, one of which will be a horizontal well, on our acreage by the end of the year.

Conventional Arkoma

In the 1st half of 2008, we invested approximately $72 MM in our Conventional Arkoma Basin properties.  We participated in drilling 46 wells here, including 21 wells at our Ranger Anticline Field and 9 wells at our Midway Field.  We have also begun to drill horizontal wells both at Ranger and Midway, and the early results from these wells are very encouraging.  Our production from the Conventional Arkoma during the first six months of 2008 was 11.9 Bcf, compared to 11.5 Bcf for the first six months of 2008.

East Texas

In the 1st half of 2008, we invested approximately $78 MM in East Texas where we participated in 23 wells, 12 of which were James Lime horizontal wells.  Production from East Texas was 16.0 Bcfe in the first six months of 2008, up from 15.1 in 2007.

We hold approximately 102,000 gross acres in its Angelina River Trend area, which consists of several separate development areas where we target the Pettet, Travis Peak and James Lime formations. We drilled 18 wells in this area during the first six months of 2008, all of which were either productive or in progress at the end of the 2nd quarter.  We continue to focus our drilling activity here on the James Lime formation where we have 9 operated wells on production which had average gross initial production rates of 8.0 MMcf per day. Our current net production from the James Lime is approximately 23 MMcf per day, including production from 5 outside-operated wells.

We also announced the signing of a 50/50 joint venture agreement with a private company to drill two wells targeting the Haynesville/Bossier Shale intervals in Shelby and San Augustine Counties, Texas. Approximately 41,500 gross acres in our Angelina River Trend area in Shelby, San Augustine and Nacogdoches Counties are included in the joint venture.

Summary

In summary, we continue to have outstanding results in our E&P business and are looking forward to continued strong results in the remainder of 2008.

I will now turn it over to Greg Kerley who will discuss our financial results.

Greg Kerley – Executive Vice President and Chief Financial Officer

Thank you, Steve, and good morning.  Our record results for the second quarter were primarily driven by the significant growth in our production volumes, as we recorded earnings of $136.6 million, or $.39 per share, up from $47.6 million, or $0.14 per share for the same period in 2007.  Our operating cash flow increased to $288.2 million(1), almost double the prior year period.

In the second quarter of 2008, operating income for our E&P segment was $215.1 million, up from $81.4 million in the prior year period.  We produced 45.1 Bcfe in the second quarter, up 74% from a year ago, and realized an average gas price of $8.17 per Mcf.

Our lease operating expenses per unit of production were $0.95 per Mcfe in the quarter, up from $0.73 a year ago.  The higher per unit costs were driven primarily by the impact of higher natural gas prices on the cost of compression fuel and increased gathering costs.  As a result, we now expect our per unit lease operating cost to range between $0.92 and $0.97 per Mcfe for 2008, which is up $0.07 from our previous guidance.

General and administrative expenses per unit of production were $0.41 per Mcfe in the second quarter, down from $0.48 last year.  The decrease was primarily due to the effects of our increased production volumes which more than offset increased incentive compensation, payroll and related costs primarily associated with the expansion of our E&P operations.  We continue to expect our G&A to range between $0.42 - $0.47 per Mcfe for the full year.

Taxes other than income taxes were $0.16 per Mcfe in the second quarter, down from $0.21 in the prior year period, due to changes in the mix of our production volumes and accrued severance tax refunds related to our East Texas production.  We have reduced our unit cost guidance for the year by $0.05, and currently expect our rate to range between $0.15 - $0.20 per Mcfe.

Our full cost pool amortization rate averaged $2.01 per Mcfe in the second quarter of 2008, down from $2.41 a year ago.  The decline in our average amortization rate was primarily due to the reduction in our full cost pool that resulted from the previously announced sale of a portion of our Fayetteville Shale acreage.  Under full cost accounting, no “book gain” is recorded as a result of our sales of oil and gas properties, however, as a result of the significant tax gains realized from the sales of our oil and gas properties that closed during the second quarter, we recorded a current tax liability of approximately $47 million (all of which is related to alternative minimum tax).

Operating income from our Midstream Services segment was $15.0 million during the second quarter, up from $2.3 million a year ago.  The increase was due to higher gathering revenues related to our Fayetteville Shale play, partially offset by increased operating costs and expenses.  We are currently gathering about 600 million cubic feet of gas per day in the Fayetteville Shale play area through approximately 736 miles of gathering lines.

Our natural gas distribution segment realized a seasonal operating loss of $900,000 in the second quarter, compared to a loss of $1.7 million during the same period last year.  Effective July 1, we sold our utility business for approximately $230 million, subject to post-closing adjustments, and we expect to book a gain from this sale of approximately $55 million in the third quarter.

Over the past several months, we have dramatically improved our liquidity and strengthened our balance sheet.  We have sold, or have entered into agreements to sell, assets resulting in total gross proceeds of approximately $1 billion.  In the second quarter, the company sold certain oil and gas leases, wells and gathering equipment in its Fayetteville Shale play for $518.3 million.  Additionally, the company has sold or has agreements to sell all of its oil and gas properties in the Gulf Coast and the Permian Basin for approximately $250 million in the aggregate (approximately $179 million of these proceeds will be received in the third quarter of 2008).  Finally, as I mentioned earlier, we have closed on the previously announced sale of our utility for approximately $230 million.  These proceeds have reduced our debt and will help fund our 2008 capital program.

At June 30, 2008, we had $177 million of cash on our books and total debt outstanding of approximately $736 million, resulting in a capital structure of 33% debt and 67% equity, and our debt % could be as low as 25% by year-end.  We expect to end the year with one of the strongest balance sheets and financial positions in our history - well positioned for future growth.

That concludes my comments, so now we’ll turn back to the operator who will explain the procedure for asking questions.

(1) Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Net cash provided by operating activities before changes in operating assets and liabilities should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles. The table below reconciles net cash provided by operating activities before changes in operating assets and liabilities with net cash provided by operating activities as derived from the company's financial information.

	3 Months Ended June 30,
	2008	2007
	(in thousands)

Net cash provided by operating activities before changes in operating assets and liabilities	$288,230	$146,783
Add back (deduct):
Change in operating assets and liabilities	2,935	(16,976)

Net cash provided by operating activities	$291,165	$129,807